Exhibit 10.6

January 9, 2009

Andreas Sommer

Carlsbad, CA

Dear Andreas:

We are pleased to offer you a full-time position with Auspex Pharmaceuticals, Inc. as Vice President of Operations. In this role your compensation will be $16,667 per month, which will be paid in accordance with Auspex’s normal payroll schedule and will subject to standard payroll deductions and withholdings.

In this position, your decisions will directly support the direction and growth of Auspex. However, considering the stage of Auspex, it is not possible at this time to fully define all of your duties, so Auspex may modify your role as business needs require. Your role, however, is an important one and will require your full-time attention. As such, you agree not to engage in any other employment, occupation or consulting while employed with Auspex that will conflict with your full time responsibilities to Auspex.

The Company will use commercially reasonable efforts to establish a management bonus plan for 2009, in which you will be eligible to participate.

You will also be eligible to participate in Auspex’s Stock Option Plan. Subject to the approval of the Board of Directors, you will be granted an option to purchase 600,000 shares of Auspex’s Common Stock in accordance with this plan, which may be modified by the Board of Directors from time to time. The price per share under this option grant will be equal to the fair market price of the Common Stock on the date of the grant, as determined by Auspex’s Board of Directors. You will be required to sign the applicable Stock Option Agreement and the options will be subject to the terms and conditions of the Plan and that Agreement. The option grant will vest over 4 years with 25% of the shares vesting on the first anniversary of your employment and thereafter, 1/48th of the shares will vest each month. In addition, you are eligible to participate in all of the employee benefits that Auspex offers to its regular full-time employees subject to the terms and conditions of the applicable policy or plan which may be modified from time to time at Auspex’s discretion. A more detailed explanation of the benefits can be provided to you upon request.

In compliance with federal laws and regulations, you will be required to provide Auspex documentary evidence of your identity and eligibility for employment in the United States as a condition of employment. Such documentation must initially be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

Your employment is with Auspex is “at will” which means your employment may be terminated by either you or Auspex at any time with or without cause or advance notice. In connection with this at will relationship, Auspex reserves the right to exercise its managerial discretion in such areas as assignment of duties, compensation, benefits and discipline.

We will need you to read and sign several documents as a condition of your employment at Auspex. These include:

•	A Prior Employment Agreements Schedule (Exhibit A) that lists any and all agreements relating to your prior employment that may affect your ability to be employed by Auspex or limit the manner in which you may be employed. Unless you advise us to the contrary we will assume that by accepting this offer there are no agreements that will prevent you from being employed by Auspex or performing your duties here.

•	A Confidentiality Agreement and a Non-Disclosure and Developments Agreement (copy attached) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Auspex, and non-disclosure of Company proprietary information. Please note that we must receive your signed Agreement on or before your first day of employment.

•	An Arbitration Agreement, a copy of which is attached.

This letter, along with the Prior Employment Agreements, Confidentiality Agreement, Nondisclosure and Developments Agreement, Arbitration Agreement and Stock Option Agreement sets forth the terms and conditions of your employment with Auspex and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and you.

This offer is valid through January 16, 2009 and is contingent upon the verification by Auspex of information you have provided to us regarding your qualifications for employment. Your start date will be January 19, 2009 or sooner if we receive your acceptance before that date. If you are in agreement with this offer, please indicate your acceptance by signing below.

Andreas, we are extremely excited to make you this offer and look forward to having you as part of the Auspex team. We think you will be a very valuable addition to Auspex and will help it to achieve its long-term goals.

Sincerely, /s/ Mike Grey
Mike Grey Chief Executive Officer

ACCEPTED: /s/ Andreas Sommer	01/12/2009
Andreas Sommer Andreas Sommer	Signature Date
Enclosures: Arbitration Form Confidentiality Agreement	Non-Disclosure and Developments Agreement Prior Employment Agreements